Shareholder Voting Results (Unaudited)

During the 12-month period ended September 30, 2008, the stockholders of the Fund voted on the following proposals, which were approved at a special stockholders meeting held on August 20, 2008. Descriptions of the proposals and number of shares voted are as follows:

1. To approve a new investment advisory agreement with Nomura Asset Management U.S.A. Inc. (NAM USA) conditioned upon the approval of proposal 2.

   Votes For          Votes Against          Votes Abstaining
   10,951,815.51      1,558,318.866          487,854.845

2. To approve a new sub-advisory agreement between NAM USA and Nomura Asset Management Co., Ltd. (NAM Tokyo), conditioned upon the approval of proposal 1.

   Votes For          Votes Against          Votes Abstaining
   10,869,820.63      1,626,784.355           501,380.240

3. To elect one new member (conditioned upon the approval of proposals 1 and 2 above) and reelect one current member to the Board of the Fund each to hold office until his successor is duly elected and qualified.

   Nominee              Shares Voted For         Shares Withheld
   James A. Firestone   11,218,310.487           1,779,687.733
   Atsushi Yoshikawa    11,200,245.802           1,797,752.418

Although the special meeting of stockholders of the Fund held was adjourned until September 30, 2008, to permit further solicitation, insufficient votes were obtained and the following matters were not approved. Descriptions of the proposals and number of shares voted are as follows:

4. To approve an amendment to the Articles of Incorporation of the Fund, as amended and restated (the Charter), and an amendment to the Amended and Restated By-Laws of the Fund (the By-Laws) reducing the number of shares required for a quorum.

   Votes For          Votes Against          Votes Abstaining
   10,572,016.281     2,884,213.468          676,110.642

5. To approve an amendment to the Charter deleting certain language relating to the classification of shares of stock of the Fund.

   Votes For          Votes Against          Votes Abstaining
   11,073,145.906     2,185,990.567          873,205.918

6. To approve an amendment to the Charter adding a provision relating to the conversion of shares of one class or series into shares of different classes or series.

   Votes For          Votes Against          Votes Abstaining
   10,810,720.746     2,430,726.448          890,893.197

7. To approve an amendment to the Charter adding a provision generally relating to the fees, charges and expenses imposed on shares of the Fund.

   Votes For          Votes Against          Votes Abstaining
   10,669,353.367     2,572,552.178          890,436.846